Exhibit 99.1

Retrospective Analysis Shows Optune Safe in Glioblastoma Patients with Implanted Non-Programmable Shunts

Removal of FDA contraindication increases addressable GBM patient population

St. Helier, Jersey – Dec. 3, 2015 – A retrospective analysis of Novocure’s (NASDAQ: NVCR) Tumor Treating Fields (TTFields) therapy shows that TTFields therapy is safe in adult glioblastoma patients with implanted non-programmable shunts. The data were presented on Nov. 20 at the 20th Annual Society for Neuro-Oncology Meeting in San Antonio.

The analysis included 1,402 recurrent glioblastoma patients in the U.S. who were treated with TTFields therapy between November 2011 and May 2015. Among those patients, 49 had implanted medical devices: 44 patients had non-programmable shunts, two patients had programmable shunts and three patients had pacemakers/defibrillators. Shunts are implanted in the brain to resolve hydrocephalus, a condition characterized by a build-up of fluid within the ventricles of the brain that occurs in 2.5 percent to 10 percent of GBM patients. Safety data were analyzed to detect adverse events related to the implanted medical devices.

Adverse events reported by the 49 patients with implanted medical devices did not raise any new safety concerns regarding the use of TTFields therapy, and the analysis indicates that TTFields therapy is safe in patients with non-programmable shunts. Further investigation is needed to conclude whether TTFields therapy is safe in patients with programmable shunts and in patients with pacemakers/defibrillators.

After reviewing the safety data available from newly diagnosed GBM patients with shunts in Novocure’s EF-14 trial, the U.S. Food and Drug Administration removed a pre-existing contraindication in October 2015 stating that Optune should not be used in patients with non-programmable shunts.

“The removal of the contraindication from its regulatory labeling increases Optune’s addressable GBM patient population by approximately 5 percent,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Novocure strives to ensure the safety and efficacy of TTFields in all patients. This research supports that mission, while making our therapy available to a growing number of patients who suffer from this aggressive form of brain cancer.”

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

For the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558